AMMENDED PROMISSORY NOTE
OF
MILLENNIUM HEALTHCARE, INC.

NOTE NO.	DATE
Melville, New York

            FOR VALUE RECEIVED, the undersigned, Millennium Healthcare Inc. a corporation with its principal office located at 68 South Service Road, Suite 100, Melville, New York 11747 (the “Company” or the “Maker”), hereby promises to pay to NAME OF PURCHASER, or the registered assignee, upon presentation of this Promissory Note (the “Note”) by the registered hereof (the “Registered Holder” or Holder”) at the office of the Company, the amount of $______ (“Principal Amount”), together with the accrued and unpaid interest thereon and other sums as hereinafter provided, subject to the terms and conditions as forth below. The effective date of execution and issuance of this Note is DATE (“Original Issuance Date”). This agreement shall supercede any and all agreements whether oral, written, expressed or implied.

            PAYMENT OF PRINCIPAL AMOUNT. The duration of the note will be 36 months, with the principal amount of this Promissory Note and any accrued but unpaid interest due and payable on or before DATE, 2018.

            INTEREST. This Note shall bear interest at twelve percent (12%) per annum, and shall be paid quarterly in arrears. Upon an Event of Acceleration (as defined below), interest shall accrue at a default interest rate of seventeen percent (17%) per annum. Holder shall also receive, upon approval of company’s submitting a 14C (increase in authorized shares, above the current authorized amount of Ten Billion Nine Hundred Fifty Million (10,950,000,000) of common stock,) _____________ Million (_________) shares of Millennium Restricted Common Stock.

            WHEREAS, the Company intends to instruct its transfer agent to reserve such number of shares of Common Stock as shall be sufficient to deliver to the Lender the Common Shares in one or more tranches, provided that at any time the Lender’s aggregate beneficial ownership shall not exceed 4.99% of the Company’s issued and outstanding Common Stock (the “Beneficial Ownership Limitation”);

            PREPAYMENT. The Maker shall have the right at any time and from time to time to prepay this Note in whole or in part without premium or penalty.

            REMEDIES. No delay or omission on part of the holder of this Note in exercising any right hereunder shall operate as a waiver of any such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The rights and remedies of the Holder shall be cumulative and may be pursued singly, successively, or together, in the sole discretion of the Holder.

            EVENTS OF ACCELERATION. The occurrence of the following shall constitute an “Event of Acceleration” by Maker under this Note:

            Maker’s failure to pay any part of the principal or interest within 60 days after written notification of such amount is due and delivered to the company.

            ACCELERATION. Upon the occurrence of an Event of Acceleration under this Note, and in addition to any other rights and remedies that Holder may have, Holder shall have the right, at its sole and exclusive option, to declare this Note immediately due and payable.

            EXPENSES. In the event any payment under this Note is not paid when due, the Maker agrees to pay, in addition to the principal and interest hereunder, reasonable attorneys’ fees not exceeding a sum equal to five percent (5%) of the then outstanding balance owing on the Note, plus all other reasonable expenses incurred by Holder in exercising any of its rights and remedies upon default.

            GOVERNING LAW. This Note shall be governed by, and construed in accordance with, the laws of the State of New York, County of Suffolk

            SUCCESSORS. All of the foregoing is the promise of Maker and shall bind Maker and Maker’s successors, heirs and assigns; provided, however, that Maker may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Holder.

            IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the Original Issuance Date written above.

Millennium Healthcare Inc.

By: _____________________________
Name: Dominick Sartorio
Title: Executive Chairman